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                                                                                                       EXHIBIT (12)

                               SPRINT CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                              (dollars in millions)


                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                --- ------------------------------
                                                                                        1997             1996
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Earnings
   Income from continuing operations
     before taxes                                                               $        485.2    $       506.3
   Capitalized interest                                                                  (29.0)           (24.4)
   Equity in losses of less than 50% owned
     entities                                                                            108.3             18.5
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Subtotal                                                                                 564.5            500.4
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Fixed charges
   Interest charges of continuing
     operations                                                                           73.8             72.1
   Interest factor of operating rents                                                     30.5             30.2
   Pre-tax cost of preferred stock
     dividends of subsidiaries                                                             0.1              0.1
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Total fixed charges                                                                      104.4            102.4
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Earnings, as adjusted                                                           $        668.9    $       602.8
                                                                                --- ------------- -- -------------

Ratio of earnings to fixed charges                                                        6.41             5.89
                                                                                --- ------------- -- -------------


Note: The above ratios were computed by dividing fixed charges into the sum of (a) income from continuing operations before taxes, less capitalized interest and equity in losses of less than 50% owned entities included in income, and (b) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses), the interest component of operating rents and the pre-tax cost of preferred stock dividends of subsidiaries.

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